                                                                     Exhibit 12

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                       FISCAL YEAR ENDED                    NINE MONTHS ENDED
                                                        ------------------------------------------------------------------------
                                                        AUGUST 1,  JULY 31,  JULY 30,   JULY 28,  AUGUST 3,  APRIL 27,   MAY 3,
                                                          1997       1998      1999       2000      2001       2001       2002
                                                        ------------------------------------------------------------------------
Earnings as defined

     Income before income taxes                         137,457    164,730   112,838     94,705    84,464      74,302    95,243
     Fixed charges, excluding capitalized interest        7,072      8,719    18,347     33,490    27,456      21,043    16,529

Total Earnings as Defined                               144,529    173,449   131,185    128,195   111,920      95,345   111,772

     Interest expense (including capitalized interest)    4,182      4,981    13,151     26,127    13,167      10,521     4,892
     1/3 of rental expense                                4,983      5,693     7,023      8,874    15,140      11,253    11,913

Total Fixed Charges as Defined                            9,165     10,674    20,174     35,001    28,307      21,774    16,805

Ratio of Earnings to Fixed Charges                        15.77      16.25      6.50       3.66      3.95        4.38      6.65


         Note: Earnings used to compute this ratio are before income taxes and before fixed charges (excluding interest capitalized during the period). Fixed charges consist of interest, whether or not capitalized, amortization of debt discount and expense, and one-third of all rent expense for operating leases (considered representative of the interest factor).